Exhibit 10.1

CONTRIBUTION AND FORMATION AGREEMENT

AMONG

SK TELECOM INTERNATIONAL, INC.

SK TELECOM CO., LTD.

AND

EARTHLINK, INC.

Dated as of January 26, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.1	Certain Definitions

1.2	Other Terms

1.3	Other Definitional Provisions

ARTICLE II	FORMATION AND CONTRIBUTIONS

2.1	Formation of Operating Company and Management Company

2.2	SKT Contributions

2.3	EarthLink Contributions

2.4	Assumed Liabilities

2.5	Excluded Liabilities

2.6	Closing

2.7	Apportionment of Subscriber Revenue

ARTICLE III	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the SKT Parties

3.2	Representations and Warranties of EarthLink

ARTICLE IV	CERTAIN COVENANTS AND AGREEMENTS OF SKT PARTIES AND EARTHLINK

4.1	Access and Information

4.2	Conduct of Business

4.3	Registrations, Filings and Consents

4.4	Taxes

4.5	Control of Operations

4.6	Consent of Third Parties

4.7	Further Assurances

ARTICLE V	CONDITIONS TO CLOSING

5.1	Conditions to Each Party’s Obligation to Effect the Transaction

5.2	Conditions to Obligation of EarthLink

5.3	Conditions to Obligations of SKT and SKTI

ARTICLE VI	TERMINATION

6.1	Termination

6.2	Effect of Termination

ARTICLE VII	SURVIVAL AND INDEMNIFICATION

7.1	Survival of Representations, Warranties, Covenants and Agreements

7.2	Indemnification by EarthLink

7.3	Indemnification by the SKT Parties

7.4	Indemnification as Sole Remedy; Specific Performance

7.5	Method of Asserting Claims, Etc

7.6	Calculation of Losses

7.7	Disclaimer of Certain Damages

7.8	Assignment of Claims

ARTICLE VIII	MISCELLANEOUS

8.1	Entire Agreement; Amendment and Waiver

8.2	Expenses

8.3	Public Disclosure

8.4	Assignment

8.5	Fulfillment of Obligations

8.6	Third Party Beneficiaries

8.7	Counterparts

8.8	Section Headings

8.9	Notices

8.10	Governing Law

8.11	Dispute Resolution

8.12	Severability

8.13	Guarantee of Subsidiaries’ Performance

EXHIBITS AND SCHEDULES

Exhibit A	Initial Business Plan
Exhibit B	Form of Brand License and Marketing Agreement
Exhibit C	Form of EarthLink Master Software Development, Software License and Services Agreement
Exhibit D	Form of Operating Company Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of SKT Master Software Development, Software License and Services Agreement
Exhibit G	Form of Stockholders’ Agreement
Exhibit H	Form of Certificate of Incorporation of Management Company
Exhibit I	Form of By-laws of Management Company
Exhibit J	Form of Certificate of Formation of Operating Company
Exhibit K	Form of EarthLink Conveyance Agreement
Exhibit L	Form of EarthLink Assignment and Assumption Agreement
Exhibit M	Form of Confidentiality Agreement
Schedule 1.1(a)	EarthLink Assets
Schedule 2.2	Capital Contribution Schedule
Schedule 2.3(a)	EarthLink Permitted Encumbrances
Schedule 2.3(b)	FMV/Tax Basis of EarthLink Assets
Schedule 3.1.2	SKT Governmental Filings
Schedule 3.1.3	SKT Third Party Consents
Schedule 3.2.2	EarthLink Governmental Filings
Schedule 3.2.3	EarthLink Third Party Consents
Schedule 3.2.8	EarthLink Title to Assets
Schedule 4.2.1	SKT Conduct of Business
Schedule 4.2.2	EarthLink Conduct of Business

THIS CONTRIBUTION AND FORMATION AGREEMENT (this “Agreement”), dated as of January 26, 2005, is among SK Telecom Co., Ltd., a corporation with limited liability organized under the laws of The Republic of Korea (“SKT”), SK Telecom International, Inc., a Delaware corporation (“SKTI” and, collectively with SKT, the “SKT Parties”), and EarthLink, Inc., a Delaware corporation (“EarthLink”).

WHEREAS, the SKT Parties and EarthLink wish to enter into a joint venture for the purpose of developing and marketing branded wireless telecommunications services, including, but not limited to, handsets, voice services, data services (including CDMA laptop cards and related software), stand-alone and other wireless services within the United States, to be conducted through SK-EarthLink LLC, a limited liability company to be formed as a Delaware limited liability company (“Operating Company”);

WHEREAS, the Operating Company will be managed by SK-EarthLink Management Corp., a corporation to be formed as a Delaware corporation (“Management Company”);

WHEREAS, the Parties are entering into this Agreement to set forth their agreement as to the creation of Operating Company and Management Company and the contribution of certain assets to Operating Company and the conditions to such contributions;

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, SKTI, EarthLink and Operating Company will be entering into the Operating Company Agreement and SKT, EarthLink and Management Company will be entering into the Stockholders’ Agreement, both in accordance with the terms hereof; and

WHEREAS, the Parties intend that for federal income tax purposes the SKT Contribution and the EarthLink Contribution shall qualify as a transfer of assets under the provisions of Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Account” shall have the meaning set forth in Section 2.6.2.

“Affiliates” shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

“Agreement” shall mean this Contribution and Formation Agreement, the Schedules hereto, and the Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” shall mean, collectively, the Operating Company Agreement, the Registration Rights Agreement, the Stockholders’ Agreement, the EarthLink Conveyance Agreement, the EarthLink Assignment and Assumption Agreement, the Confidentiality Agreement and the Commercial Contracts.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.1.4.

“Books and Records” shall mean the EarthLink Books and Records or the SKT Books and Records, as the context requires.

“Brand License and Marketing Agreement” shall mean that certain Brand License and Marketing Agreement among EarthLink, SKT and Operating Company, substantially in the form of Exhibit B attached hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Business Plan” shall have the meaning set forth in the Operating Company Agreement.  The initial Business Plan is attached hereto as Exhibit A.

“Certificate of Formation” shall have the meaning set forth in Section 2.1.2.

“Certificate of Incorporation” shall have the meaning set forth in Section 2.1.1.

“Claim Notice” shall have the meaning set forth in Section 7.5.

“Closing” shall have the meaning set forth in Section 2.6.1.

“Closing Date” shall have the meaning set forth in Section 2.6.1.

“Code” shall have the meaning set forth in the Recitals.

“Commercial Contracts” shall mean the SKT Master Software Development, Software License and Services Agreement, the EarthLink Master Software Development, Software License and Services Agreement, the Brand License and Marketing Agreement and the SKT Employee Services Agreement.

“Confidentiality Agreement” shall mean the Confidentiality Agreement among EarthLink, SKT, SKTI, Management Company and Operating Company, substantially in the form of Exhibit M attached hereto.

“Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments, non-governmental licenses, notes, mortgages, indentures or other obligations.

“Contribution Breach” shall have the meaning set forth in the Stockholders’ Agreement.

“Control” as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by contract.

“CPR” shall have the meaning set forth in Section 8.11.2.

“EarthLink” shall have the meaning set forth in the Preamble.

“EarthLink Assets” shall mean all right, title and interest of EarthLink in and to those assets set forth on Schedule 1.1(a) attached hereto.

“EarthLink Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.4.

“EarthLink Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“EarthLink Conveyance Agreement” shall have the meaning set forth in Section 2.3.

“EarthLink Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of, or maintained for EarthLink and its Subsidiaries and relating to the EarthLink Assets, the Brand License and Marketing Agreement, the Commercial Contracts, the Operating Company or the Management Company.

“EarthLink Cash Contribution” shall have the meaning set forth in Section 2.3.

“EarthLink Contributed Contracts” shall mean those Contracts constituting EarthLink Assets.

“EarthLink Contribution” shall have the meaning set forth in Section 2.3.

“EarthLink Deductible” shall have the meaning set forth in Section 7.2.2.

“EarthLink Governmental Filings” shall have the meaning set forth in Section 3.2.2.

“EarthLink Initial Cash Contribution” shall have the meaning set forth in Section 2.3.

“EarthLink Master Software Development, Software License and Services Agreement” shall mean that certain Master Software Development, Software License and

Services Agreement between EarthLink and Operating Company substantially in the form of Exhibit C attached hereto.

“EarthLink/Operating Company Indemnified Parties” shall have the meaning set forth in Section 7.3.1.

“Encumbrances” shall mean liens, charges, encumbrances, pledges, security interests, options, or any other restrictions or third party rights.

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

“Extended Termination Date” shall have the meaning set forth in Section 6.1.

“Final Order” shall have the meaning set forth in Section 5.1.1.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any governmental or regulatory authority, court, agency, commission, body or other similar entity.

“ICC” shall have the meaning set forth in Section 8.11.3.

“Indemnified Parties” shall mean either the SKT/Operating Company Indemnified Parties or the EarthLink/Operating Company Indemnified Parties, as applicable.

“Indemnifying Party” shall have the meaning set forth in Section 7.5.

“Knowledge” or any similar phrase shall mean, with respect to either SKT Party, the actual knowledge (without any duty of inquiry) of Jin Woo So, J.H. Ka, Young Gwang Kim, or Jae Hwan Lee and, with respect to EarthLink, the actual knowledge (without any duty of inquiry) of Charles (Garry) Betty, Michael Lunsford or William Tolpegin.

“Laws” shall have the meaning set forth in Section 3.1.6.

“Losses” shall have the meaning set forth in Section 7.2.1.

“Management Company” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” shall mean, (i) with respect to SKT or SKTI, a material adverse change in the financial condition, properties, business or results of operations of SKT or SKTI and their respective Subsidiaries taken as a whole that has had or is reasonably likely to have a material adverse effect on the performance of its obligations under this Agreement or any Ancillary Agreement or on Operating Company or Management Company, an event that would prevent, materially delay or materially impair SKT’s or SKTI’s ability to consummate the transactions contemplated by this Agreement; or an event that would prevent the performance by SKT or SKTI of any material obligation under this Agreement or any

Ancillary Agreement; (ii) with respect to EarthLink, a material adverse change in the financial condition, properties, business or results of operations of EarthLink and its Subsidiaries taken as a whole that has had or is reasonably likely to have a material adverse effect on its performance of its obligations under this Agreement or any Ancillary Agreement or on Operating Company or Management Company; an event that would prevent, materially delay or materially impair EarthLink’s ability to consummate the transactions contemplated by this Agreement; or an event that would prevent the performance by EarthLink of any material obligation under this Agreement or any Ancillary Agreement; and (iii) with respect to Operating Company or Management Company, a material adverse effect on the financial condition, properties, business, results of operations or business prospects of Operating Company or Management Company, assuming for such purposes the completion of the transactions contemplated hereunder in each case.

“Membership Unit” shall have the meaning ascribed to such term in the Operating Company Agreement.

“Nondisclosure Agreement” shall have the meaning set forth in Section 4.1.3.

“Notice Period” shall have the meaning set forth in Section 7.5.

“Obligations” shall have the meaning set forth in Section 8.13.

“Operating Company” shall have the meaning set forth in the Recitals.

“Operating Company Agreement” shall mean the Limited Liability Company Agreement of Operating Company, by and among SKTI, EarthLink and Management Company substantially in the form attached hereto as Exhibit D.

“Order” shall have the meaning set forth in Section 5.1.2.

“Parties” shall mean collectively EarthLink, SKT and SKTI and “Party” shall mean each of EarthLink, SKT and SKTI.

“Permits” shall have the meaning set forth in Section 3.1.6.

“Permitted Encumbrances” shall mean, as to any Person, (i) mechanics’, carriers’, workers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business for sums not yet due and payable or such liens as are being contested by such Person in good faith, (ii) liens for Taxes not yet due and payable or which are being contested in good faith by such Person, and (iii) covenants, restrictions, reservations, rights, liens, easements and other matters affecting title which do not individually or in the aggregate materially impair the value or marketability of the assets subject thereto or materially interfere with the use of such assets in the conduct of the business of such Person as it is currently conducted or proposed to be conducted thereon.

“Person” shall mean any natural person or Entity.

“PGP” shall have the meaning set forth in Section 3.2.7.

“Potential Contributor” shall have the meaning set forth in Section 7.8.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into at the Closing among Management Company, SKT and EarthLink, substantially in the form of Exhibit E attached hereto.

“SKT” shall have the meaning set forth in the Preamble.

“SKTI” shall have the meaning set forth in the Preamble.

“SKT Parties” shall have the meaning set forth in the Preamble.

“SKT Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of, or maintained for, SKT, SKTI and their respective Subsidiaries and relating to the Brand License and Marketing Agreement, the Commercial Contracts, the Operating Company or Management Company.

“SKT Cash Contribution” shall have the meaning set forth in Section 2.2.

“SKT Contribution” shall have the meaning set forth in Section 2.2.

“SKT Deductible” shall have the meaning set forth in Section 7.3.2.

“SKT Employee Services Agreement” shall mean that certain Employee Services Agreement to be entered into at Closing between SKT and Operating Company, pursuant to which Operating Company will lease certain employees from SKT and/or its Subsidiaries.

“SKT Governmental Filings” shall have the meaning set forth in Section 3.1.2.

“SKT Initial Cash Contribution” shall have the meaning set forth in Section 2.2.

“SKT Master Software Development, Software License and Services Agreement” shall mean that certain Master Software Development, Software License and Services Agreement between SKT and Operating Company substantially in the form of Exhibit F attached hereto.

“SKT/Operating Company Indemnified Parties” shall have the meaning set forth in Section 7.2.1.

“Stockholders’ Agreement” shall mean the Stockholders’ Agreement to be entered into at Closing by and among SKT, EarthLink and Management Company, substantially in the form set forth in Exhibit G.

“Subsidiary” shall mean, as to any Person, any Entity (i) of which such Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power or (ii) of which such Person possesses the right to elect fifty percent (50%) or more of the directors or Persons holding similar positions.  The Operating Company shall be deemed to be a Subsidiary of the Management Company.

“Taxes” shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Termination Date” shall have the meaning set forth in Section 6.1.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, value added, documentary, stamp or similar Taxes that may be imposed in connection with the transfers contemplated by this Agreement, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

1.2                               Other Terms.  Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3                               Other Definitional Provisions.  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(a)                                  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b)                                 The terms “dollars” and “$” shall mean United States dollars.

(c)                                  References herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement, unless the express context otherwise requires.

(d)                                 The words “include,” “includes,” and “including” when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(e)                                  Any reference herein to any law, rule, regulation, order or other act of a Governmental Entity, or to any Ancillary Agreement between the Parties hereto or their Subsidiaries, shall be deemed to include a reference to any such law, rule, regulation, order or other act or any such agreement, in each case as it may be amended or supplemented from time to time, and any reference to a form under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, shall include any successor forms thereto.

ARTICLE II
FORMATION AND CONTRIBUTIONS

2.1                               Formation of Operating Company and Management Company.

2.1.1                                        Formation of Management Company.  Prior to Closing SKT and EarthLink shall file a certificate of incorporation of Management Company substantially in the form attached hereto as Exhibit H (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware for Management Company.  The initial bylaws of Management Company shall be substantially in the form attached hereto as Exhibit I.  Promptly following the incorporation of Management Company and prior to the Closing, one share of Class B common stock, par value $0.01 per share, of Management Company shall be issued to SKT (or at SKT’s election, to a Subsidiary of SKT) and one share of Class B common stock, par value $0.01 per share, of Management Company shall be issued to EarthLink.  At the Closing, subject to the terms and conditions set forth herein, EarthLink and SKT shall, and shall cause Management Company to, enter into the Stockholders’ Agreement.

2.1.2                                        Formation of Operating Company.  After the incorporation of Management Company and prior to the Closing, the Parties shall, or shall cause Management Company to, form Operating Company and shall, or shall cause Management Company to, file a certificate of formation with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit J (the “Certificate of Formation”).  At the Closing, (a) in exchange for the SKT Contribution, the Parties (directly or through Management Company) shall cause Operating Company to issue 50,000,000 Membership Units to SKT (or at SKT’s election, to a Subsidiary of SKT), (b) in exchange for the EarthLink Contribution, the Parties (directly or through Management Company) shall cause Operating Company to issue 50,000,000 Membership Units to EarthLink, and (c) the Parties shall cause Operating Company to issue 2 Membership Units to Management Company.  At the Closing, EarthLink and SKT (or at SKT’s election, a Subsidiary of SKT) shall, and shall cause Operating Company to, enter into the Operating Company Agreement.

2.1.3                                        Agreements in Favor of Operating Company.  All agreements and obligations of SKT and/or SKTI in this Agreement in favor of EarthLink, and of EarthLink in favor of SKT and/or SKTI, shall be deemed in each case to have also been made in favor of Operating Company whether such agreements or obligations relate to periods prior to or after the Closing.

2.1.4                                        Obligations of Management Company and Operating Company.  Neither Management Company nor Operating Company, upon formation, shall have any assets, liabilities or obligations of any nature other than those incident to their formation and any acquired under or pursuant to this Agreement or any of the Ancillary Agreements.

2.2                               SKT Contributions.  On the terms and subject to the conditions set forth herein, SKT shall contribute to Operating Company an aggregate amount of Two Hundred Twenty Million Dollars ($220,000,000) (the “SKT Cash Contribution” or the “SKT Contribution”).  Eighty Three Million Dollars ($83,000,000) of the SKT Cash Contribution shall be paid at the Closing (the “SKT Initial Cash Contribution”). The remainder of the SKT Cash Contribution shall be paid in accordance with Schedule 2.2.

2.3                               EarthLink Contributions.  On the terms and subject to the conditions set forth herein, at the Closing, EarthLink shall convey, transfer and assign to Operating Company all of its right, title and interest in and to the EarthLink Assets, free and clear of all

Encumbrances except for the Permitted Encumbrances and the Encumbrances set forth on Schedule 2.3(a).  The sale, conveyance, transfer, assignment and delivery of the EarthLink Assets by EarthLink to Operating Company shall be effected by a bill of sale substantially in the form attached hereto as Exhibit K (the “EarthLink Conveyance Agreement”) and such deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as SKT shall reasonably request.  The fair market value and tax basis of each EarthLink Asset are set forth on Schedule 2.3(b).  On the terms and subject to the conditions set forth herein, EarthLink shall contribute to Operating Company an aggregate amount of One Hundred Eighty Million Dollars ($180,000,000) (the “EarthLink Cash Contribution”; together with the EarthLink Assets, the “EarthLink Contribution”).  Forty Three Million Dollars ($43,000,000) of the EarthLink Cash Contribution shall be paid at the Closing (the “EarthLink Initial Cash Contribution”).  The remainder of the EarthLink Cash Contribution shall be paid in accordance with Schedule 2.2.

2.4                               Assumed Liabilities.  At the Closing, the Parties (directly or through Management Company) shall cause Operating Company to enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit L (the “EarthLink Assignment and Assumption Agreement”), pursuant to which Operating Company shall agree to assume, pay, and perform in accordance with their terms all liabilities and obligations arising under the EarthLink Contributed Contracts that are first required to be performed after the Closing and arise out of the written terms of such EarthLink Contributed Contracts, but specifically excluding liabilities and obligations for breaches of such EarthLink Contributed Contracts, if any, resulting from acts or omissions of EarthLink prior to or as of the Closing including, without limitation, any liability arising from any transfer or assignment pursuant to this Agreement in contravention of such EarthLink Contributed Contracts (the “EarthLink Assumed Liabilities”).

2.5                               Excluded Liabilities.  Except for the EarthLink Assumed Liabilities, Operating Company shall not assume or become liable for (and nothing contained in this Agreement shall be construed as an assumption by Operating Company of) the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages or other obligations of either SKT, SKTI, EarthLink or any of their respective Affiliates, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed.  The SKT Parties shall be responsible for any and all liabilities, obligations and undertakings of SKT or SKTI, and such liabilities shall remain the sole liabilities of the SKT Parties.  EarthLink shall be responsible for any and all liabilities, obligations and undertakings of EarthLink not expressly assumed by Operating Company pursuant to Section 2.4 hereof, and such liabilities shall remain the sole liabilities of EarthLink.

2.6                               Closing.

2.6.1                                        Time and Location of Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 600 Peachtree Street, Atlanta, Georgia, as promptly as is practicable on the third Business Day following the day on which the conditions set forth in Article V hereof have been satisfied or are duly waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time and place as the Parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date.”

2.6.2                                        Closing Deliveries.  At the Closing:

(a)                                  SKT shall deliver the SKT Initial Cash Contribution to Operating Company by wire transfer of immediately available federal funds to an account opened at the bank selected by the Parties for Operating Company and identified in writing by the Parties not less than three (3) Business Days prior to the Closing (the “Account”);

(b)                                 EarthLink shall deliver the EarthLink Initial Cash Contribution to Operating Company by wire transfer of immediately available federal funds to the Account;

(c)                                  EarthLink shall deliver or cause to be delivered to Operating Company the EarthLink Conveyance Agreement conveying the EarthLink Assets to Operating Company, free and clear of all Encumbrances, except as provided in Section 2.3;

(d)                                 The SKT Parties and EarthLink shall cause the issuance of the Membership Units by Operating Company in the amounts specified in Section 2.1.2, free and clear of all Encumbrances, other than those Encumbrances contained in the Operating Company Agreement;

(e)                                  The SKT Parties and EarthLink shall cause to be delivered the documents set forth in Sections 5.2 and 5.3, respectively; and

(f)                                    The SKT Parties and EarthLink shall cause Operating Company to issue two Membership Units to Management Company.

2.7                               Apportionment of Subscriber Revenue.  Notwithstanding any provision to the contrary in this Agreement, if the Closing occurs on a date other than the first day of a calendar month, monthly subscriber revenues from the wireless platform subscribers contributed by EarthLink to Operating Company shall be apportioned between EarthLink and Operating Company pro rata on a per diem basis as of 12:01 a.m. (EST) on the Closing Date so that all such revenues attributable to the period prior to the applicable Closing Date are for the account of EarthLink, and all such revenues, attributable to the period from and after the applicable Closing Date are for the account of Operating Company.  If EarthLink receives any unapportioned revenues from such subscribers subsequent to the Closing Date and any portion of the amount of such revenues relates to any period of time subsequent to the Closing Date, EarthLink shall immediately pay to Operating Company that portion of the amounts received by EarthLink attributable to the period of time subsequent to the Closing Date.  If Operating Company receives any unapportioned revenues from such subscribers subsequent to the Closing Date and any portion of the amount of such revenues relates to any period of time prior to the Closing Date, Operating Company shall immedately pay to EarthLink that portion of the amounts received by Operating Company attributable to the period of time prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the SKT Parties.  The SKT Parties hereby jointly and severally represent and warrant to EarthLink as of the date hereof and as of the Closing that:

3.1.1                                        Organization, Good Standing and Qualification.  SKT is a limited liability corporation duly organized, validly existing and in good standing under the laws of The Republic of Korea and SKTI is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

3.1.2                                        Governmental Filings; No Violations.

(a)                                  Other than the necessary notices and approvals of Governmental Entities identified on Schedule 3.1.2 (such filings and/or notices being the “SKT Governmental Filings”), no notices, reports or other filings are required to be made by either SKT Party or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by either SKT Party or its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by it and the consummation by it of the SKT Contribution, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

(b)                                 The execution, delivery and performance by the SKT Parties of this Agreement and the Ancillary Agreements to which they are respective parties do not, and the consummation by such SKT Party of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or other comparable governing documents, or (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other Encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon it or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

3.1.3                                        Required Third Party Consents.  Except as set forth on Schedule 3.1.3, no consent or approval of any third party is required by virtue of the execution hereof by SKT or SKTI or the consummation of any of the transactions contemplated herein by

SKT or SKTI to avoid the violation or breach of, or the default under, any agreement to which SKT or SKTI is a party or by which it is bound, except for consents and approvals which if not obtained, would not have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

3.1.4                                        Corporate Authority; Approval.  Each SKT Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which such SKT Party is a party.  This Agreement and each of the Ancillary Agreements to which such SKT Party is a party are, or will be when executed, legal, valid and binding agreements of such SKT Party, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.1.5                                        Litigation.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of SKT or SKTI, threatened against either SKT Party or any of its Affiliates which would have a Material Adverse Effect on SKT or SKTI, Operating Company or Management Company; or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise that are required to be disclosed under GAAP, or any other facts or circumstances, in either such case, of which SKT or SKTI has Knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that have not had and are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

3.1.6                                        Compliance with Laws.  The businesses of SKT, SKTI and their Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, “Laws”), except for violations or possible violations that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.  No investigation or review by any Governmental Entity with respect to SKT, SKTI or any of their respective Subsidiaries is pending or, to the Knowledge of SKT or SKTI, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.  Each of SKT, SKTI and their respective Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, “Permits”) necessary to conduct their respective businesses as presently conducted, except for those Permits the absence of which has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

3.1.7                                        Brokers and Finders.  None of SKT, SKTI or their respective Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, except for Lehman Brothers, or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated in this Agreement or any Ancillary Agreement, except for fees payable to Lehman Brothers.  SKT acknowledges and agrees that SKT shall be solely responsible for any and all payments of such fees to Lehman Brothers.

3.1.8                                        No Other Representations and Warranties.  Except for representations and warranties contained in this Agreement, none of the SKT Parties nor any of their respective Subsidiaries or Affiliates, nor any other Person makes any express or implied representation or warranty on behalf of SKT or SKTI with respect to the subject matter of this Agreement.

3.2                               Representations and Warranties of EarthLink.  EarthLink hereby represents and warrants to SKT and SKTI as of the date hereof and as of the Closing that:

3.2.1                                        Organization, Good Standing and Qualification.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

3.2.2                                        Governmental Filings; No Violations.

(a)                                  Other than the necessary notices and approvals of Governmental Entities identified on Schedule 3.2.2 (such filings and/or notices being the “EarthLink Governmental Filings”), no notices, reports or other filings are required to be made by it or its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by it and the consummation by it of the EarthLink Contribution, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

(b)                                 The execution, delivery and performance of this Agreement and the Ancillary Agreements by EarthLink do not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other Encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon it or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under the EarthLink Contributed Contracts, except, in the case of clauses (B) and (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

3.2.3                                        Required Third Party Consents.  Except as set forth on Schedule 3.2.3, no consent or approval of any third party is required by virtue of the execution hereof by EarthLink or the consummation of any of the transactions contemplated herein by EarthLink to avoid the violation or breach of, or the default under, any EarthLink Contributed Contract or the creation of a Lien on any of the EarthLink Assets, or under any agreement to which EarthLink is a party or by which it is bound, except for consents and approvals which if not obtained, would not have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

3.2.4                                        Corporate Authority; Approval.  EarthLink has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  This Agreement and each of the Ancillary Agreements are, or will be when executed, legal, valid and binding agreements of EarthLink, enforceable against EarthLink in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

3.2.5                                        Litigation.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of EarthLink, threatened against EarthLink or any of its Affiliates which would have a Material Adverse Effect on EarthLink, Operating Company or Management Company, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise that are required to be disclosed under GAAP, or any other facts or circumstances, in either such case, of which EarthLink has Knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that have not had and are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

3.2.6                                        Compliance with Laws.  The businesses of EarthLink and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.  No investigation or review by any Governmental Entity with respect to EarthLink or any of its Subsidiaries is pending or, to the Knowledge of EarthLink, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which have not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.  Each of EarthLink and its Subsidiaries has all Permits necessary to conduct their respective businesses as presently conducted, except for those Permits the absence of which has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

3.2.7                                        Brokers and Finders.  Neither EarthLink nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, except for Pacific Gemini Partners, LLC (“PGP”), or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated in this Agreement or any Ancillary Agreement, except for fees payable to PGP.  EarthLink acknowledges and agrees that EarthLink shall be solely responsible for any and all payments of such fees to PGP.

3.2.8                                        Title to EarthLink Assets.  Except as set forth on Schedule 3.2.8, EarthLink has good and valid title to the EarthLink Assets and owns the EarthLink Assets free and clear of all Encumbrances and the EarthLink Assets are not bound by or subject to: (i) any Contract with any Affiliate of EarthLink; (ii) any Contract containing a covenant materially limiting the freedom of: (x) EarthLink to contribute such EarthLink Asset to the Operating Company; (y) Operating Company to use such EarthLink Asset; or (z) Operating Company to conduct its business; or (iii) any Contract entitling any Person to (x) any profits, revenues or cash flows generated by or through the use of such EarthLink Asset; or (y) payment, fees or other remuneration for the use of such EarthLink Asset.  Each EarthLink Contributed Contract is valid, binding, enforceable and in full force and effect.  Neither EarthLink nor, to EarthLink’s Knowledge, any other party thereto, is in breach or default in any material respect under the terms of such EarthLink Contributed Contract, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default, or permit termination, modification or acceleration under such EarthLink Contributed Contract.

3.2.9                                        No Other Representations and Warranties.  Except for representations and warranties contained in this Agreement, neither EarthLink nor any of its Subsidiaries or Affiliates, nor any other Person makes any express or implied representation or warranty on behalf of EarthLink with respect to the subject matter of this Agreement.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS OF SKT PARTIES AND EARTHLINK

4.1                               Access and Information.

4.1.1                                        Access to Book and Records.  Prior to the Closing, the SKT Parties and EarthLink shall each permit the other and the other’s representatives to have reasonable access to its Books and Records, and its officers and employees and the officers and employees of its Subsidiaries, in each case (i) during regular business hours and upon reasonable advance notice to the other, (ii) to the extent that such access does not unreasonably interfere with the business of the SKT Parties or their respective Subsidiaries or EarthLink or its Subsidiaries, as the case may be and (iii) solely for the purpose of and to the extent reasonably necessary to evaluate the EarthLink Assets or the other Party’s ability to perform its obligations under this Agreement or the Ancillary Agreements; provided that any such representatives shall comply with the confidentiality obligations contained herein and in the Nondisclosure Agreement and Confidentiality Agreement, as applicable; and provided, further, that the foregoing shall not (i) require the SKT Parties or EarthLink to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of SKT or EarthLink unrelated to the transactions contemplated by this Agreement or any Ancillary Agreement or violate any of SKT’s, SKTI’s, EarthLink’s, or any of their respective Subsidiaries’ legal obligations or obligations with respect to confidentiality, provided that SKT, SKTI or EarthLink, as the case may be, shall have (x) used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, and (y) informed the other Party in writing that notwithstanding such efforts, it is prohibited from disclosing such information (specifying the nature of such non-disclosed information) or (ii) require any disclosure by such SKT Party, EarthLink, or any of their respective Subsidiaries that would be reasonably likely to, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege; provided, that SKT, SKTI or EarthLink, as the case may be, shall have used its commercially reasonable efforts to effect disclosure without the waiver of attorney-client privilege.

4.1.2                                        Return of Information.  In the event of the termination of this Agreement, the SKT Parties and EarthLink, each at its own expense, shall promptly deliver (without retaining any copies thereof) to EarthLink or the SKT Parties, as the case may be, or confirm to the other in writing that it has destroyed, all information furnished to it or its representatives by the other or any of the other’s Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by it or its representatives which contain or reflect any such information.  The SKT Parties and EarthLink shall, and shall cause their respective employees, agents, officers, directors and Subsidiaries and the employees, officers, agents, and directors of their Subsidiaries to, subject to any exceptions set forth in the Nondisclosure Agreement and Confidentiality Agreement, as applicable, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

4.1.3                                        Confidentiality Oligations.  In addition to the confidentiality arrangements set forth in this Section 4.1, prior to the Closing all information provided or obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including pursuant to Section 4.1.1 above) shall be held in accordance with and subject to the terms of the Mutual Non-Disclosure Agreement, dated February 5, 2004, between SKT and EarthLink (the “Nondisclosure Agreement”).  Following the Closing, all information provided or obtained in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including pursuant to Section 4.1.1 above) shall be held in accordance with and subject to the terms of the Confidentiality Agreement.  In the event of a conflict or inconsistency between the terms of this Agreement and the Nondisclosure Agreement, the terms of this Agreement shall govern.  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement after Closing, the terms of this Agreement shall govern.  In the event of a conflict or inconsistency between the terms of the Nondisclosure Agreement and the Confidentilaity Agreement, the terms of the Confidentiality Agreement shall govern.

4.2                               Conduct of Business.

4.2.1                                        Conduct of SKT Parties’ Business.  During the period from the date hereof until the Closing, except (x) as otherwise expressly contemplated by this

Agreement or any Ancillary Agreement in effect prior to the Closing, (y) as set forth on Schedule 4.2.1, or (z) as EarthLink shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, each of the SKT Parties shall use commercially reasonable efforts to operate its business, so that such SKT Party’s ability to consummate the transactions contemplated by this Agreement, or perform its obligations under this Agreement or the Ancillary Agreements, will not be prevented, materially delayed or materially impaired.  Without limiting the foregoing, none of SKT, SKTI nor their respective Subsidiaries shall:

(a)                                  grant any increase in the compensation or benefits of any SKT or SKTI employee that will be employed by or leased to Operating Company (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any such employee, except for (A) increases to all SKT employees in terms of proportion and timing, (B) other changes that are required by applicable Law, (C) increases and changes which SKT, SKTI or their respective Subsidiaries are obligated to provide as of the date hereof, (D) grants of awards to newly hired officers and employees, and (E)  other changes in the ordinary course of SKT’s business, consistent with SKT’s customary past practices.

(b)                                 enter into any Contract or participate in any transaction which conflicts with any material obligation of SKT or SKTI under this Agreement; or

(c)                                  authorize or enter into an agreement to do any of the foregoing.

4.2.2                                        Conduct of EarthLink’s Business.  During the period from the date hereof until the Closing, except (x) as otherwise expressly contemplated by this Agreement or any Ancillary Agreement in effect prior to the Closing, (y) as set forth on Schedule 4.2.2, or (z) as SKT shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and subject to fiduciary duties to third parties, EarthLink covenants and agrees that it shall use commercially reasonable efforts to operate its business in order to preserve the value and condition of the EarthLink Assets and so that EarthLink’s ability to consummate the transactions contemplated by this Agreement, or perform its obligations under this Agreement or the Ancillary Agreements, will not be prevented, materially delayed or materially impaired.  Without limiting the foregoing, neither EarthLink nor its Subsidiaries shall:

(a)                                  dispose of any EarthLink Asset, other than wireless-platform subscribers who terminate their wireless services, or whose wireless service EarthLink terminates, in the ordinary course of business consistent with past practice;

(b)                                 place an Encumbrance on any EarthLink Asset that is not released on or prior to the Closing;

(c)                                  grant any increase in the compensation or benefits of any EarthLink employee that will be employed by or leased to Operating Company (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any such employee, except for (A) increases to all EarthLink employees in terms of proportion and timing, (B) other changes that are required by applicable Law, (C) increases and changes which EarthLink or its Subsidiaries is obligated to provide as of the date hereof, (D) grants of awards to newly hired officers and employees, and (E) other changes in the ordinary course of EarthLink’s business, consistent with EarthLink’s customary past practices;

(d)                                 materially amend or modify or knowingly waive or fail to enforce any material rights under any of the EarthLink Contributed Contracts;

(e)                                  enter into any Contract or participate in any transaction which conflicts with any material obligation of EarthLink under this Agreement; or

(f)                                    authorize or enter into an agreement to do any of the foregoing.

4.3                               Registrations, Filings and Consents.

4.3.1                                        Governmental Filings.  Each of the SKT Parties and EarthLink shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement.  In addition to the foregoing, each of the SKT Parties and EarthLink shall use commercially reasonable efforts to file or cause to be filed within thirty (30) days following the date of this Agreement (or such shorter period as may be required by applicable law) all documentation, filings and other documents necessary in connection with any required application, report or other filing or request for approval or notifications with any domestic or foreign Governmental Entity from which consent, approval or clearance is required to be obtained in connection with the transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, the SKT Parties and EarthLink shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to either SKT Party or EarthLink, as the case may be, with respect to the contents of any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the SKT Parties and EarthLink shall act reasonably and as promptly as reasonably practicable.

4.3.2                                        Information Necessary for Filings.  Each of the SKT Parties and EarthLink shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of either SKT Party and EarthLink or any of their respective Subsidiaries or Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

4.3.3                                        Status of Filings.  Each of the SKT Parties and EarthLink shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by either SKT Party, EarthLink or any of their respective Subsidiaries, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

4.4                               Taxes.

4.4.1                                        EarthLink Liability for Pre-Closing Taxes.  EarthLink shall be liable for and indemnify Operating Company for all Taxes imposed on the EarthLink Assets for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date.

4.4.2                                        Taxes for Short Taxable Year.  For purposes of Section 4.4.1, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the relevant entity for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the relevant entity had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and Taxes on real or personal property, shall be apportioned on a daily basis.

4.4.3                                        Transfer Taxes.  The SKT Parties shall pay any Transfer Taxes imposed with respect to the SKT Contribution, and EarthLink shall pay any Transfer Taxes imposed with respect to the EarthLink Contribution.

4.5                               Control of Operations.  Nothing contained in this Agreement shall give SKT or SKTI, directly or indirectly, the right to control or direct the operations of EarthLink or its Affiliates with respect to the EarthLink Assets prior to the Closing.  Nothing contained in this Agreement shall give EarthLink, directly or indirectly, the right to control or direct the operations of SKT, SKTI or their respective Affiliates with respect to the SKT Contribution prior to the Closing.

4.6                               Consent of Third Parties.  If any third party consent or approval is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to Operating Company of an EarthLink Contributed Contract, EarthLink shall continue to hold and act under such contract for the use and benefit of Operating Company so long as Operating Company fully cooperates with EarthLink and promptly reimburses EarthLink for all payments made by EarthLink (with the prior approval of Operating Company) in connection therewith and shall take such other action as may be reasonably requested by SKT or Operating Company in order to place Operating Company in the same position as if such consents or approvals had been obtained.

4.7                               Further Assurances.  At any time following the Closing Date, each of the SKT Parties and EarthLink shall, and shall cause Operating Company to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Operating Company, the SKT Parties or EarthLink, as the case may be, and necessary for such SKT Party, EarthLink or Operating Company, as the case may be, to satisfy its obligations under this Agreement or obtain the benefits contemplated by this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

5.1                               Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of the Parties to consummate the transactions contemplated under Article II are subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions:

5.1.1                                        Governmental Filings.  All SKT Governmental Filings (if any) and EarthLink Governmental Filings, the failure of which to be made or obtained would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Operating Company or prevent or materially delay or impair the consummation of the transactions contemplated hereby, in each case shall have been made or obtained (as the case may be) pursuant to a Final Order, free of any conditions (other than conditions that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Operating Company following the Closing, and would not be reasonably likely to be material and adverse to the EarthLink Assets).  For the purposes of this Agreement, “Final Order” means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may initiate such reconsideration has passed, and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed.

5.1.2                                        No Injunction.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (an “Order”), no Governmental Entity shall have instituted any proceeding seeking any such Order and no third party shall have instituted any proceeding seeking any such Order that is reasonably likely to be enacted, issued or promulgated.

5.1.3                                        Charter Documents.  The Parties shall have filed the Certificate of Incorporation with the Secretary of State of the State of Delaware and shall have filed, or shall have caused Management Company to file, the Certificate of Formation with the Secretary of State of the State of Delaware.

5.1.4                                        Class B Common Stock.  The Parties shall have caused the issuance of the Class B common stock described in Section 2.1.1 by Management Company.

5.1.5                                        Election of Directors and Officers.  The Parties shall have elected the initial officers and directors of Management Company and the initial officers of Operating Company.

5.2                               Conditions to Obligation of EarthLink.  The obligation of EarthLink to consummate the transactions contemplated under Article II is further subject to the satisfaction or due waiver by EarthLink at or prior to the Closing of each of the following conditions:

5.2.1                                        Representations and Warranties.  The representations and warranties of the SKT Parties contained herein that are qualified by reference to Material Adverse Effect or another materiality qualifier shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date, and all other representations and warranties of the SKT Parties shall be true and correct as of the date hereof and as of Closing as if made as of the Closing Date, except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the SKT Parties or Operating Company (except in each case that representations and warranties that are made as of a specific date or as of the date hereof need be true and correct only as of such date), and EarthLink shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of SKT and SKTI.

5.2.2                                        Covenants.  The covenants and agreements of SKT and SKTI to be performed or complied with on or prior to the Closing shall have been duly performed or complied with, as the case may be, in all material respects, and EarthLink shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of SKT and SKTI.

5.2.3                                        Delivery of Ancillary Agreements.  Each of the SKT Parties shall have executed and delivered each of the Ancillary Agreements to which it is a party, and any Ancillary Agreements in effect prior to the Closing shall not have been terminated.

5.2.4                                        Third Party Consents.  Each of the SKT Parties shall have obtained and made available to EarthLink the consent or approval (in form and substance reasonably satisfactory to EarthLink) of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, except those for which the failure to obtain such consent or approval is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Operating Company or the Management Company.

5.2.5                                        Material Adverse Effect.  Since the date hereof, no event shall have occurred which has had or is reasonably likely to have a Material Adverse Effect on SKT, SKTI, Operating Company or Management Company.

5.2.6                                        SKT Initial Cash Contribution.  SKT shall have delivered the SKT Initial Cash Contribution to Operating Company by wire transfer of immediately available federal funds.

5.3                               Conditions to Obligations of SKT and SKTI.  The obligations of SKT and SKTI to consummate the transactions contemplated under Article II are further subject to the satisfaction or due waiver by SKT and SKTI on or prior to the Closing Date of each of the following conditions:

5.3.1                                        Representations and Warranties.  The representations and warranties of EarthLink contained herein that are qualified by reference to Material Adverse Effect or another materiality qualifier shall be true and correct as of the date hereof and as of the Closing Date as if made as of the Closing Date, and all other representations and warranties of EarthLink shall be true and correct as of the date hereof and as of the Closing as if made as of the Closing Date, except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on EarthLink or Operating Company (except that in each case representations and warranties that are made as of a specific date or as of the date hereof need be true and correct only as of such date), and SKT and SKTI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of EarthLink.

5.3.2                                        Covenants.  The covenants and agreements of EarthLink to be performed or complied with on or prior to the Closing shall have been duly performed or complied with, as the case may be, in all material respects, and SKT and SKTI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of EarthLink.

5.3.3                                        Delivery of Ancillary Documents.  EarthLink shall have executed and delivered each of the Ancillary Agreements to which it is a party, and any Ancillary Agreements in effect prior to the Closing shall not have been terminated.

5.3.4                                        Third Party Consents.  Subject to Section 4.6, EarthLink shall have obtained and made available to SKT and SKTI the consent or approval (in form and substance reasonably satisfactory to SKT and SKTI) of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents under any EarthLink Contributed Contract, except those for which the failure to obtain such consent or approval is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Operating Company or Management Company.  Without limiting the foregoing, EarthLink shall have obtained and made available to the SKT Parties the consent of each of EarthLink’s wireless carriers to the assignment of EarthLink’s wireless carrier agreements with such carrier, in form and substance reasonably satisfactory to SKT and SKTI.

5.3.5                                        Material Adverse Effect.  Since the date hereof, no event shall have occureed which has had or is reasonably likely to have a Material Adverse Effect on EarthLink, Operating Company or Management Company.

5.3.6                                        EarthLink Employees.  An adequate number of EarthLink employees shall have agreed to be employed by the Operating Company so that in combination with the roles and responsibilities to be assumed or performed by SKT, SKTI and their respective employees, the Operating Company will have adequate staffing to initiate the Business Plan.

5.3.7                                        EarthLink Initial Cash Contribution.  EarthLink shall have delivered the EarthLink Initial Cash Contribution to Operating Company by wire transfer of immediately available federal funds.

ARTICLE VI
TERMINATION

6.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of SKT, SKTI and EarthLink; or

(b)                                 by either the SKT Parties or EarthLink, by giving written notice of such termination to the other Party, if such other Party shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within 90 days following the giving of written notice by the non-breaching Party to the breaching Party of such breach; provided that the cure period may be extended for an additional thirty (30) days if the breach is capable of being cured and the breaching party is actively and diligently exerting good faith efforts to cure the breach; or

(c)                                  by either the SKT Parties or EarthLink, by giving written notice of such termination to the other Party, if any order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; or

(d)                                 by either the SKT Parties or EarthLink, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to three (3) months following the date hereof (the “Termination Date”); provided that a Party will not have the right to terminate this Agreement pursuant to this Section 6.1(d) for so long as such Party is in material breach of its obligations under this Agreement; and provided, further, that the Termination Date shall be extended to four (4) months following the date hereof (the “Extended Termination Date”) if either Party provides written notice thereof to the other on or prior to two (2) months following the date hereof that such Party has reasonably determined that additional time is necessary in connection with obtaining required consent or approval from any Governmental Entity; or

(e)                                  by EarthLink, by giving written notice of such termination to the SKT Parties, if there has been a breach of the representations and warranties of the SKT Parties contained in this Agreement which (x) would result in the failure of the conditions set forth in Section 5.2.1 and (y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date; or

(f)                                    by the SKT Parties, by giving written notice of such termination to EarthLink, if there has been a breach of the representations and warranties of EarthLink contained in this Agreement which (x) would result in the failure of the conditions set forth in Section 5.3.1 and (y) cannot be or is not cured prior to the Termination Date, or, if extended, the Extended Termination Date.

6.2                               Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto or its Affiliates or their respective directors, officers, employees, agents or advisors shall have any liability to the other Party hereto or its Affiliates or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 6.2 and in Sections 8.2 (Expenses), 8.3 (Public Disclosure), 8.9 (Notices), 8.10 (Governing Law) and 8.11 (Dispute Resolution) hereof, and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1                               Survival of Representations, Warranties, Covenants and Agreements.  Except as set forth in this Section 7.1, the representations and warranties contained in this Agreement shall survive the Closing and expire on the first anniversary of the Closing Date.  The representations and warranties included or provided for in Sections 3.1.1 and 3.2.1 (Organization, Good Standing and Qualification), 3.1.4 and 3.2.4 (Corporate Authority and Approval), 3.1.7 and 3.2.7 (Brokers and Finders), and 3.2.8 (Title to EarthLink Assets) shall have no expiration date.  In the event that any Claim Notice or any other written notice of a claim shall be given hereunder within the applicable survival period, the representations and warranties that are the subject of such indemnity claim shall survive until such claim is finally resolved but only with respect to such claim and any directly related matters.  The covenants and other agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

7.2                               Indemnification by EarthLink.

7.2.1                                        Indemnification.  For the period commencing on the Closing Date and ending upon the expiration of the applicable periods specified in Section 7.1, EarthLink shall, subject to the limitations set forth in Section 7.1 and this Section 7.2, indemnify, defend and hold harmless Operating Company, SKT and SKTI, and their respective directors, officers, employees, shareholders and agents (the “SKT/Operating Company Indemnified Parties”) against and in respect of all losses, damages (except as set forth in Section 7.7), liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) sustained or incurred arising out of, in connection with or relating to any breaches of any of EarthLink’s representations and warranties set forth in this Agreement (disregarding for purposes of this Article VII all qualifications and exceptions contained therein relating to materiality (including Material Adverse Effect)); provided that no individual Loss or series of related Losses arising out of, in connection with or relating to any breaches of any of EarthLink’s representations and warranties set forth in this Agreement shall be deemed to be a Loss until the amount of such Loss or series of related Losses exceeds One Hundred Thousand Dollars ($100,000) and then only the amount in excess of One Hundred Thousand Dollars ($100,000) shall be deemed a Loss.  The foregoing limitation shall not apply to any Losses resulting from a breach of the representations and warranties set forth in Sections 3.2.7 (Brokers and Finders), and 3.2.8 (Title to EarthLink Assets).

7.2.2                                        Limitations.  EarthLink shall not be liable for any Losses (other than Losses resulting from a breach of the representations and warranties set forth in Sections 3.2.7 (Brokers and Finders), and 3.2.8 (Title to EarthLink Assets), for which there shall be no deductible) arising in connection with a breach of EarthLink’s representations and warranties set forth in this Agreement unless and until the amount of such Losses sustained or incurred by the SKT/Operating Company Indemnified Parties arising out of, in connection with or relating to any breaches of EarthLink’s representations and warranties set forth in this Agreement exceeds One Million Dollars ($1,000,000) in the aggregate (the “EarthLink Deductible”).  If the aggregate amount of such Losses exceeds the EarthLink Deductible, EarthLink shall be liable only for the amount by which such Losses exceed the EarthLink Deductible.  In addition, except for breaches of Sections 3.2.7 (Brokers and Finders), and 3.2.8 (Title to EarthLink Assets), for which there shall be no limit, any payments under this Section 7.2 by EarthLink to the SKT/Operating Company Indemnified Parties for Losses arising out of any breaches of representations or warranties shall not exceed in the aggregate Forty Million Dollars ($40,000,000), it being understood and agreed that such limitation shall not apply to Losses arising out of any other breaches of this Agreement.

7.2.3                                        Indemnification for Liabilities Not Assumed.  EarthLink further agrees to indemnify, defend and hold harmless the SKT/Operating Company Indemnified Parties against and in respect of all Losses sustained or incurred by the SKT/Operating Company Indemnified Parties arising out of, in connection with or relating to any and all liabilities and obligations of EarthLink, including without limitation, liabilities and obligations with respect to the ownership, operation and maintenance of the EarthLink Assets prior to the Closing, whether accrued, absolute, contingent, known, unknown or otherwise, other than the EarthLink Assumed Liabilities.  The indemnity contained in this Section 7.2.3 is not subject to the limitations set forth in Sections 7.1, 7.2.1 and 7.2.2 above.

7.3                               Indemnification by the SKT Parties.

7.3.1                                        Indemnification.  For the period commencing on the Closing Date and ending upon the expiration of the applicable periods specified in Section 7.1, the SKT Parties shall, subject to the limitations set forth in Section 7.1 and this Section 7.3, jointly and severally indemnify, defend and hold harmless Operating Company and EarthLink, and their respective directors, officers, employees, shareholders and agents (the “EarthLink/Operating Company Indemnified Parties”) against and in respect of all Losses sustained or incurred arising out of, in connection with or relating to any breaches of any of the SKT Parties’ representations and warranties set forth in this Agreement (disregarding for purposes of this Article VII all qualifications and exceptions contained therein relating to materiality (including Material Adverse Effect)); provided that no individual Loss or series of related Losses arising out of, in connection with or relating to any breaches of any of the SKT Parties’ representations and warranties set forth in this Agreement shall be deemed to be a Loss until the amount of such Loss or series of related Losses exceeds One Hundred Thousand Dollars ($100,000) and then only the amount in excess of One Hundred Thousand Dollars ($100,000) shall be deemed a Loss.  The foregoing limitation shall not apply to any Losses resulting from a breach of the representations and warranties set forth in Section 3.1.7 (Brokers and Finders).

7.3.2                                        Limitations.  Neither SKT Party shall be liable for any Losses (other than Losses resulting from a breach of the representations and warranties set forth in Section 3.1.7 (Brokers and Finders), for which there shall be no deductible) arising in connection with a breach of SKT’s or SKTI’s representations and warranties set forth in this Agreement unless and until the amount of such Losses sustained or incurred by the EarthLink/Operating Company Indemnified Parties arising out of, in connection with or relating to any breaches of the SKT Parties’ representations and warranties set forth in this Agreement exceeds One Million Dollars ($1,000,000) in the aggregate (the “SKT Deductible”).  If the aggregate amount of such Losses exceeds the SKT Deductible, the SKT Parties shall be liable only for the amount by which such Losses exceed the SKT Deductible.  In addition, except for breaches of Section 3.1.7 (Brokers and Finders), for which there shall be no limit, any payments under this Section 7.3 by the SKT Parties to the EarthLink/Operating Company Indemnified Parties for Losses arising out of any breaches of any representations or warranties shall not exceed in the aggregate Forty Million Dollars ($40,000,000), it being understood and agreed that such limitation shall not apply to Losses arising out of any other breaches of this Agreement.

7.3.3                                        Indemnification for Liabilities Not Assumed.  The SKT Parties further jointly and severally agree to indemnify, defend and hold harmless the EarthLink/Operating Company Indemnified Parties against and in respect of all Losses sustained or incurred by the EarthLink/Operating Company Indemnified Parties arising out of, in connection with or relating to any and all liabilities and obligations of SKT or SKTI, whether accrued, absolute, contingent, known, unknown or otherwise.  The indemnity contained in this Section 7.3.3 is not subject to the limitations set forth in Sections 7.1, 7.3.1 and 7.3.2 above.

7.4                               Indemnification as Sole Remedy; Specific Performance.  Following the Closing, the indemnities provided in this Article VII and in Section 4.4 shall be the sole and exclusive remedy of the Parties hereto, Operating Company, their Affiliates, successors and assigns with respect to any and all claims for Losses sustained or incurred arising out of, in connection with or relating to any breaches of a Party’s representations and warranties set forth in this Agreement.  The indemnities provided in this Article VII and in Section 4.4 shall not apply to damages for breach of any covenants, agreements or willful or fraudulent breach of the representations and warranties set forth in this Agreement or any of the other agreements contemplated hereby.  EarthLink, SKT, SKTI and Operating Company may seek specific performance of the obligations set forth in Article II of this Agreement or pursue any other remedies available at law or in equity; provided however, that if a non-breaching Party elects the put and call rights set forth in Section 5.6 of the Stockholders’ Agreement upon a Contribution Breach by the other Party, such exercise shall be the exclusive remedy available to the non-breaching Party and the Operating Company with respect to the Contribution Breach.

7.5                               Method of Asserting Claims, Etc.  All claims for indemnification by the Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.5.  In the event that any written claim or demand for which the SKT Parties or EarthLink, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than 15 days following such Indemnified Party’s receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand (the “Claim Notice”).  The failure by any Indemnified Party to notify the Indemnifying Party in accordance with this Section 7.5 shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 7.5, except to the extent such failure actually prejudices the Indemnifying Party.  The Indemnifying Party shall have 30 days after the personal delivery or mailing of the Claim Notice, whichever is later, (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall request.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense.  If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party, except as hereinafter provided.  The Indemnifying Party shall be liable for the reasonable fees and expenses of the Indemnified Party in connection with the defense of a claim if the Indemnified Party shall have been advised in writing by outside counsel that there are actual conflicts of interests between the Indemnified Party and the Indemnifying Party in connection with the defense of such claim; provided, however, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties.  If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense (except as provided in the preceding sentence), provided that in any action seeking an injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof, the Indemnified Party shall be entitled to participate in the defense of such action at the expense of the Indemnifying Party.  The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof.  To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim.  If the Indemnifying Party elects not to defend the Indemnified Party or if the foregoing prohibits the Indemnifying Party from defending the Indemnified Party, the Indemnified Party shall have the right and the obligation to defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense.

7.6                               Calculation of Losses.  The amount of any Losses payable by the Indemnifying Party to the Indemnified Party shall be (i) net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, (ii) increased by the amount of any Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments and (iii) net of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, but only to the extent of such Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to fully utilize all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Nothing in this Section 7.6 shall require SKT, SKTI or EarthLink to disclose any information regarding the calculation of Taxes (including, without limitation, any Tax return), other than to the extent such information relates directly to the computation of Tax cost or Tax benefit for these purposes.

7.7                               Disclaimer of Certain Damages.  Except as may be payable to a third party pursuant to an Indemnifying Party’s defense obligation under Section 7.5, in no event shall the term “Losses” include any consequential, incidential or indirect, special, punitive or exemplary loss or damage to an Indemnified Party, including without limitation for lost profits, whether or not based upon events giving rise to indemnification hereunder.

7.8                               Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim or demand asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law or any applicable contractual arrangement, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

ARTICLE VIII
MISCELLANEOUS

8.1                               Entire Agreement; Amendment and Waiver.  This Agreement (including any Exhibits and Schedules hereto) and the Ancillary Agreements (including any exhibits and schedules thereto), supersede all prior agreements, written or oral, among the Parties with respect to the subject matter hereof and thereof and contain the entire agreement among the Parties with respect to the subject matter hereof and thereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by SKT, SKTI and EarthLink.  No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

8.2                               Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including, but not limited to, Transfer Taxes and all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.3                               Public Disclosure.  Each Party hereby agrees with the other Party that prior to the Closing, except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange upon which the securities of one of the Parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the Parties; provided, however, that to the extent that either Party to this Agreement is required by Law or the rules and regulations of any stock exchange upon which the securities of one or more of the Parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with and delivery of a copy of the proposed disclosure substantially in the form it will be disclosed to the public to the other Party, if consultation and delivery is reasonably practicable.

8.4                               Assignment.  No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party and Operating Company; provided that any Party may assign this Agreement to an Affiliate so long as the Party assigning this Agreement agrees to guarantee, without restriction, the performance of all such Affiliate’s obligations hereunder.  Notwithstanding the foregoing, SKTI may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of SKT.

8.5                               Fulfillment of Obligations.  Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

8.6                               Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Parties, Operating Company and Management Company and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than SKT, SKTI, EarthLink, Operating Company or their respective successors any rights or remedies under or by reason of this Agreement.  Without limiting the foregoing, under no circumstances will any third party (including without limitation any creditors of any Party, of Management Company or of Operating Company) be entitled to rely upon the contribution schedule set forth in Schedule 2.2 or any covenant of any Party hereto to make any capital contribution hereunder.

8.7                               Counterparts.  For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

8.8                               Section Headings.  The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9                               Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first calendar day following the date of delivery in person or by telecopy (in each case with telephonic confirmation of receipt by the addressee), (ii) on the first calendar day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery or (iii) on the first calendar day that is at least five (5) days following deposit in the mails, if sent by registered or certified mail, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SKTI:

SK Telecom International, Inc.

The Concourse IV

1735 Technology Drive

8th Floor

San Jose, CA  95110

Attention:  Brian Kim

Facsimile:  (408) 975-9222

with a copy to:

SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul 100-999, Korea

Attention:  Mr. Seung-Kook Synn

Facsimile: (822) 6100-7966

with a copy to:

Paul Hastings Janofsky & Walker LLP

21-22/F Bank of China Tower

1 Garden Road

Bank of China

Hong Kong

Attention:  Jong Han Kim

Facsimile:  (852) 2524-2131

If to SKT:

SK Telecom Co., Ltd.

11, Euljiro2-ga, Jung-gu

Seoul 100-999, Korea

Attention:  Mr. Seung-Kook Synn

Facsimile: (822) 6100-7966

with a copy to:

Paul Hastings Janofsky & Walker LLP

21-22/F Bank of China Tower

1 Garden Road

Bank of China

Hong Kong

Attention:  Jong Han Kim

Facsimile:  (852) 2524-2131

If to EarthLink:

EarthLink, Inc.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Chief Executive Officer

Facsimile:  (404) 892-7616

Copy to:  General Counsel

with a copy to:

Hunton & Williams LLP

600 Peachtree Street, N.E., Suite 4100

Atlanta, Georgia 30308

Attention:  W. Tinley Anderson, III

Facsimile:  (404) 602-9050

If to Operating Company:

SK-EarthLink LLC

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  CEO

Facsimile:

with a copy to:

SK-EarthLink Management Corp.

1375 Peachtree Street, N.E.

Atlanta, Georgia  30309

Attention:  Legal Department

Facsimile:

Any notice given by mail shall be effective when received.

8.10                        Governing Law.  This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with and subject to the laws of the State of New York.

8.11                        Dispute Resolution.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 8.11, which shall be the sole and exclusive procedure for the resolution of any such dispute.

8.11.1                                 Negotiation Between Executives.  EarthLink and the SKT Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by direct negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement, unless there is no executive of a higher level.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and the response shall include:  (a) a statement of each Party’s position and a summary of arguments supporting that position; and, (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the disputing Party’s notice, the executives of each of SKT, or SKTI, as applicable, and EarthLink shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

8.11.2                                 Mediation With Mutually Agreed-Upon Neutral.  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if SKT or SKTI, as applicable, and EarthLink fail to meet within twenty (20) days, SKT or SKTI, as applicable, and EarthLink shall submit the dispute to non-binding mediation under the then-current CPR Institute for Dispute Resolution’s (“CPR”) Model Mediation Procedure for Business Disputes, and endeavor (but not be obligated) to settle the dispute in such mediation.  CPR’s address at the time of this Agreement is 366 Madison Avenue, 14th Floor, New York, New York 10017 (212-949-6490) and its website is “www.cpradr.org.”  SKT or SKTI, as applicable, and EarthLink agree to use their best efforts and good faith to agree mutually on a mediator, to be selected from the CPR Technology Panel of Neutrals.  If SKT or SKTI, as applicable, and EarthLink fail to select a mutually acceptable mediator within thirty (30) days after either party’s notice to the other party that they request non-binding mediation pursuant to this subsection, CPR will appoint a mediator from the Technology Panel.

8.11.3                                 Arbitration.  All disputes arising out of or relating to this Agreement not resolved pursuant to non-binding mediation within thirty (30) days or as this time period may be extended by written agreement of the Parties shall be settled finally in an arbitration conducted under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and as provided in this Section 8.11.3.

(a)                                  The arbitration proceedings shall be conducted in New York, New York, U.S.A.

(b)                                 The arbitration proceedings shall be governed by the laws of the State of New York.

(c)                                  The language of the arbitration proceedings shall be English.

(d)                                 The arbitral tribunal shall consist of three (3) arbitrators, one (1) of which shall be selected by the SKT Parties and one (1) of which shall be selected by EarthLink.  The third arbitrator shall be selected by the two arbitrators appointed by the SKT Parties and EarthLink.

(e)                                  The International Bar Association’s Rules on the Taking of Evidence in International Commercial Arbitration shall apply together with the ICC Rules governing any submission to arbitration incorporated in this Agreement.

(f)                                    Every award shall be binding on each of SKT, SKTI and EarthLink.  By submitting the dispute to arbitration under the ICC Rules, the Parties undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made.

(g)                                 This agreement to arbitrate shall be binding on the Parties and their respective successors, assigns and Affiliates.

(h)                                 The prevailing Party in any arbitration proceeding conducted pursuant to this Agreement may recover its reasonable fees both for legal representation and related costs in any action to enforce this Agreement in any judicial or arbitration proceeding.

(i)                                     The Parties waive any right or claim to punitive or exemplary damages and agree that punitive or exemplary damages are not within the contemplation of this Agreement.  No arbitral tribunal may order an award consisting in whole or in part of punitive or exemplary damages.

8.11.4                                 Tolling of Statutes of Limitation.  All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures specified in Section 8.11 are pending.  SKT, SKTI and EarthLink shall take such action, if any, required to effectuate such tolling.

8.11.5                                 Right to Injunctive Relief Before Appointment of Arbitrators.  With respect to any violations of this Agreement that would cause or might cause irreparable injury to any one of the Parties to this Agreement (and any time periods and notice periods specified thereon), such Party may, in addition to any other rights under this Agreement or any Ancillary Agreement and notwithstanding the dispute resolution procedures including, particularly, the mediation provisions and arbitration agreement contained in this Section 8.11 (and any time periods and notice periods specified thereon), seek specific performance of this Agreement and injunctive relief in any court of competent jurisdiction against any ongoing violation of this Agreement.  Prior to the appointment of the arbitrators pursuant to the arbitration agreement, any Party hereto may seek provisional or interim measures from any court of competent jurisdiction.  After the appointment of the arbitrators, the arbitrators shall have exclusive power to consider and grant requests for provisional or interim measures.

8.12                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13                        Guarantee of Subsidiaries’ Performance.  Each Party absolutely, unconditionally and irrevocably guarantees to the other Party and its successors and permitted assigns the present and future payment and performance by any Subsidiary of such Party of all obligations of such Subsidiary under this Agreement and the Ancillary Agreements to which such Subsidiary is a party (the “Obligations”).  Such guaranty is a guaranty of payment and performance, and not of collection.  Accordingly, no guaranteed Party will be required to seek payment or performance from the primary obligor in order to exercise or enforce its rights against a Party under this Section 8.13.  Each Party’s guaranty shall not be compromised, waived, released, novated or otherwise altered or affected by any changes, modifications and other amendments to this Agreement or any Ancillary Agreement, any interpretations of this Agreement or any Ancillary Agreement, any consents, approvals, releases, waivers, extensions and other forbearances, and any settlements, compromises and judgments made or entered into by or binding upon the other Party with respect to this Agreement or any Ancillary Agreement, all of which shall be binding upon the Parties and each of them.  Each Party hereby waives notice of acceptance of this guaranty and of any obligation to which it applies or may apply.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

SK TELECOM CO., LTD.

By:	/s/ Shin-Bae Kim
Name:	Shin-Bae Kim
Title:	President and Chief Executive Officer

SK TELECOM INTERNATIONAL, INC.

By:	/s/ Byung Moo Kim
Name:	Byung Moo Kim
Title:	President

EARTHLINK, INC.

By:	/s/ Charles G. Betty
Name:	Charles G. Betty
Title:	Chief Executive Officer